Exhibit 10.1

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

By And Between

1443 CORP. INC

a Colorado Corporation, Seller

and

STOUT RESTAURANT CONCEPTS, INC.

a Colorado Corporation, Buyer

Dated December 5, 2007

AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

                THIS AGREEMENT, made and entered into this 5th day of December, 2007, (“Effective Date”) by and between the Seller, 1443 Corp, Inc., a Colorado Corporation dba La Boheme, and Stout Restaurant Concepts, Inc., a Colorado Corporation, Buyer.

                WHEREAS, Seller wishes to sell its assets as defined in Section 1 below located at 1443 Stout St., City and County of Denver, Colorado; and

                WHEREAS, Buyer wishes to purchase said assets; and

                WHEREAS, the parties hereto acknowledge that the transfer of the liquor and adult cabaret licenses as aforesaid are subject to the prior approval of the Liquor Licensing Authorities for the City and County of Denver and State of Colorado; and

                NOW THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it has been and is hereby agreed as follows:

1.                             ASSETS BEING ACQUIRED.

                                Subject to the terms and conditions hereinafter set forth, Seller agrees to sell to Buyer and the Buyer agrees to purchase:

A.                                            Those operating assets of the Seller, currently owned by Seller and utilized by it in the conduct of a tavern and adult cabaret business at the above-referenced location.  “Exhibit A” to be attached hereto, signed and dated by the parties and incorporated herein constitutes the complete, final, conclusive, and entire listing of said assets.  Leased items shall be separately scheduled (“Exhibit A-1”) and the leases assigned to Buyer as permitted.  Seller shall provide copies of any leases for Buyer’s review and approval within seven (7) days of the execution of this agreement. The food and beverage inventory shall be in an amount equal to three weeks normal usage.  The cash on hand, including funds in the ATM, shall be at least Twenty Thousand Dollars ($20,000).

B.                                            Seller hereby consents to the transfer of its liquor and adult cabaret licenses to Buyer and the issuance of a “temporary permit” to Buyer; the latter only effective upon closing, subject in all respects to the prior approvals of the licensing authorities in and for the City and County of Denver and State of Colorado.  It is understood and agreed that Seller’s consent to the transfer of such license shall terminate if this Agreement does not close on or before December 21, 2007.

C.                                            The Buyer acknowledges that all of the assets to be transferred by the operation of this Agreement are used.  The parties agree that all of the assets will be in good working condition.

D.                                            Those proprietary rights of the Seller, currently owned by Seller and utilized by it in the conduct of a tavern and adult cabaret business at the above-referenced location.  “Exhibit A-2 to be attached hereto, signed and dated by the parties and incorporated herein constitutes the complete, final, conclusive, and entire listing of said proprietary rights.

E.                                             Seller agrees to sell to the Buyer and the Buyer agrees to purchase a “Covenant Not to Compete” which shall prohibit shareholders of Seller who own 10% or more of the outstanding capital of Seller, and Seller, from engaging in an adult cabaret business within a radius of fifteen (15) miles from the location above-referenced for a three (3) year period from the date of Closing.  The form of said “Covenant Not to Compete” shall be that reasonably acceptable to the attorney for the Buyer.  Seller shall provide upon execution of this Agreement, a letter acknowledging the list of shareholders and their respective percentage of ownership.

2.                             BASE PURCHASE PRICE AND PAYMENT THEREOF.

                The Base Purchase Price to be paid by the Buyer to the Seller for all of the assets above-referenced, shall be a total of Three Million Five Hundred Thousand Dollars ($3,500,000).  The Base Purchase Price shall be payable as follows:

A.                                            Earnest money in the amount of three percent (3%) of the sales price ($105,000) to be held by the law firm of Brownstein Hyatt Farber Schreck, P.C., in their trust account, to be delivered in the form of a cashier’s check or certified funds on the Effective Date.  These funds shall be held pursuant to the terms of this Agreement.

B.                                            Cash or certified funds in the amount of Three Million, Three Hundred Ninety Five Thousand Dollars ($3,395,000) payable at Closing.

3.                             ALLOCATION OF PURCHASE PRICE.

                                The purchase price provided for in paragraph No. 2 hereof, shall be allocated to the assets acquired herein by the parties pursuant to a separate schedule that shall be marked as Exhibit B to this Agreement and incorporated herein.  Said schedule shall be consistent with the allocations contained herein.

A.	All Furniture and Equipment	$72,900

B.	Covenant Not to Compete	$100,000

C.	Leasehold	$200,000

D.	Goodwill	$3,062,100

E.	Inventory	$45,000

F.	Cash	$20,000

	TOTAL	$3,500,000

4.                             ADDITIONAL PAYMENTS.

                                In addition to the Base Purchase Price as aforesaid, the parties agree to make the additional payments as follows in order to accomplish the Closing of this transaction:

A.                                            All applicable taxes shall be prorated through the Closing date and paid as due before or at Closing by the responsible party.

B.                                            Seller is responsible for paying any and all taxes of the business accruing through Closing, but not thereafter, including but not limited to, state and local sales and use taxes, unemployment taxes, workmen’s compensation, state and federal withholding taxes, and income taxes.  At the time of Closing, Seller will produce evidence, satisfactory to Buyer, that its portion of all applicable taxes which are due have been or will be paid.  In addition, Seller will execute an agreement to hold Buyer harmless from any taxes which may be due and owing arising from any time that Seller operated the business, through and including Closing, but not thereafter.

C.                                            As an inducement to Buyer to enter into this Agreement, Seller covenants to cooperate in good faith and without qualification, in order to assure Buyer that any and all charges, including taxes, which are or could become a lien or other charge upon the property which is the subject of this Agreement, have been or will be paid.  In this regard, Seller agrees to execute and deliver any and all documents authorizing Buyer or Buyer’s attorney to confirm the status of any and all accounts of Seller, including sales tax and use tax accounts, relating to any governmental authority whatsoever.

D.                                            Buyer will pay when due the sales and use taxes on the first  Two Hundred Fifty Thousand Dollars ($250,000) of taxable property which may become payable as a result of this transaction.  Seller agrees to pay any remaining amount which is due and owing.

E.                                             Buyer shall be responsible for any and all charges of any nature relating to the operation of the premises which accrue after the Closing and are based upon Buyer’s operation of the business.

5.                             CONDITIONS PRECEDENT.

                                The consummation of the transaction set forth in this Agreement is expressly conditioned upon the satisfaction of the following conditions precedent:

A.                                            There are no obligations of the Seller pertaining to the operation of the premises which would be a direct or indirect obligation of the Buyer, other than as disclosed in this Agreement.

B.                                            The issuance by the  Local Licensing Authorities of a temporary permit for of the Tavern class liquor and adult cabaret licenses to the Buyer.  Time is of the essence, Buyer or its assignee shall make application for the transfer of said licenses, and diligently seek such approvals upon the execution hereof and Seller shall cooperate with Buyer or its assignee in such endeavor.  The parties will use their best efforts to close the transaction on or before December 21, 2007, or as soon thereafter as possible.

C.                                            The representations and warranties of the Seller contained in this Agreement and the certificates and documents to be delivered pursuant hereto, shall be true, complete, and correct when made, and as of the Closing Date, and will not contain any untrue statement of a material fact required to make the statements herein or therein not misleading.  Seller shall have performed and satisfied all the covenants, agreements, and conditions required by this Agreement to be performed and satisfied by it hereunder except as such may be waived by Buyer in writing.

D.                                            In the event that Buyer has not approved and executed an assignment of the Lease for the Premises prior to Closing, then this Agreement shall be automatically null and void.  Buyer acknowledges the Assignment of Lease must contain a release of Seller and all the present guarantors of the Lease from all liability under the lease.

E.                                             The complete approval of the Buyer, in its sole and unfettered discretion, relating to the accounting materials of the Seller, including, without limitation, the balance sheets, income tax returns and sales tax returns of the

Seller for calendar years 2004, 2005, 2006 and 2007 (to the extent available).    Buyer shall have seven (7) days from the receipt of the materials to indicate in writing (“Accounting Disapproval Notice”) disapproval of the accounting materials of the Seller, or this condition will be deemed to have been satisfied.  In the event that Buyer does disapprove in writing of the accounting materials within said seven (7) day period, then this Agreement shall be null and void and the Buyer’s Earnest Money Deposit shall be returned.  In the event Buyer does not timely provide the Accounting Disapproval Notice as provided for above, then Buyer shall have waived its right to terminate this Agreement under this paragraph.

F.                                             In addition to the provision of the previously referenced accounting items, after the Buyer has accepted the initial accounting records of Seller as set forth within Paragraph E above, the Seller will make available any and all other accounting records whether in the possession of the company at its premises or within the possession of its accountant during normal business hours for review and utilization by the Seller.  Buyer acknowledges the Seller has certain reporting requirements that will need to be fulfilled within a short period of time of the closing and it is the intention of the parties that the Buyer be provided reasonable access to any and all records in order to prepare the necessary reports.

G.                                            Receipt of such verification as Buyer shall reasonably require relating to Seller’s current standing with any and all vendors to the Seller relating to this location.  Buyer shall have seven (7) days from the receipt of a list of vendors from Seller to indicate in writing disapproval of any and all vendor related matters of the Seller, or this condition will be deemed to have been satisfied.  In the event Buyer does indicate in writing (“Vendor Disapproval Notice”) of the disapproval of any and all vendor related matters of the Seller, then this Agreement shall be null and void, all parties shall be released from any liability and Buyer’s Earnest Money Deposit shall be returned.  In the event Buyer does not timely provide the Vendor Disapproval Notice as provided for above, then Buyer shall have waived its right to terminate this Agreement under this paragraph.

H.                                            On or before December 5, 2007, Buyer shall provide Seller with a list of any documents that it wants to review that have not been provided in accordance with paragraphs E, F and G above.  Except to the extent listed herein, Seller shall be deemed to have waived its approval of all other documents provided in accordance with paragraphs E, F and G above.

I.                                              Buyer will have the right to review the results of the Site Reconnaisance performed by Tetra Tech as part of the current Phase I Environmental Report for the Premises.  The Phase I Report will be provided to

Buyer upon receipt.  In the event the Phase I Report is not available prior to closing, Seller will provide prior to closing certification from Tetra Tech that any environmental concerns, as determined by the Buyer in its sole discretion, will have no impact either presently or in the future on Buyer or its intended operation.  If the certification is unacceptable to Buyer, the Agreement is null and void and the Buyers earnest money shall be returned.  In the event the Phase I Report is received prior to closing, Buyer will have seven (7) days after receipt to notify the Seller of any unacceptable environmental condition related to the property.  If any condition contained within the Notice is not corrected to the satisfaction of Buyer, the Agreement is null and void and the Buyers earnest money shall be returned.  Prior to the Effective Date and within seven (7) days thereafter, Buyer will be provided access to the premises in order to inspect the physical systems serving the Premises (i.e., electrical, plumbing, heating, ventilation, and air conditioning systems) and to determine  that the Premises are currently in compliance with any and all requirements of applicable governmental authorities, including, but not limited to health department approval, fire department approval and building department (“Due Diligence Items”).  In the event that Buyer does not accept the results of its inspection of the Due Diligence Items and gives Seller written notice thereof (“Due Diligence Disapproval Notice”)  within thirty (30) days of the Effective Date, then this Agreement shall be null and void, all parties shall be released from any liability under this Agreement.  In the event Buyer does not timely provide the Due Diligence Disapproval Notice as provided for above, then Buyer shall have waived its right to terminate this Agreement under this paragraph.

J.                                             This Agreement is subject to  approval by the Seller’s shareholder’s who hold at least fifty-one percent (51%) of the outstanding capital stock approving the sale of Seller’s assets as set forth in this Agreement, pursuant to Colorado Statutes (“Seller’s Shareholders’ Approval”).  In the event that Seller’s Shareholders’ Approval is not obtained within ten (10) days of the Effective Date, then this Agreement shall automatically be null and void, Buyer’s complete Earnest Money Deposit shall be returned, and all parties shall be released from any liability under this Agreement.

6.                             REPRESENTATIONS AND WARRANTIES OF SELLER.

                                As an inducement to the Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

A.                                            The Seller has the power to own its properties and assets, and to carry on its business as now being conducted by it.  Subject to  obtaining Seller’s Shareholders’ Approval, the Seller has the power to assign and transfer to Buyer all of the assets specified in this Agreement which are to be transferred to the Buyer.

B.                                            The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not violate any provision of the documents controlling the operation of the Seller, nor violate any provision of the Articles of Incorporation, By-Laws, lease, lien, agreement, instrument, order, judgment or decree to which the Seller is a party, or whereby it is bound, and will not violate any other restriction of any other kind or character to which the Seller is subject.  The Seller has taken or will take action required by law, its Articles of Incorporation and By-Laws, or otherwise, to authorize execution and delivery of this Agreement and the consummation of the transactions described herein.

C.                                            There are no rights to acquire shares or membership interests of Seller outstanding, which rights require the holders thereof to approve the execution of this Agreement or the consummation of the transactions covered hereby.

D.                                            Seller has or will have by date of Closing, good and marketable title and own all of the assets to be sold hereunder, free and clear of all liens, encumbrances, and leases whatsoever, except for leased equipment as set forth on Exhibit A-1.

E.                                             The Seller has filed and paid or caused to be filed and paid, all returns for federal, state and local taxes which are due.  To the best of Seller’s knowledge, there are no assessments or additional taxes threatened against the Seller or any of its properties.  The Seller is not delinquent in the payment of any tax assessment or governmental charge, does not have any tax deficiencies imposed or assessed against it and has not executed any waiver of the statute of limitations on the assessment or collection of any tax, which actions in any manner would affect in any fashion title to any of the property to be transferred.

F.                                             The property is the subject of a lawsuit entitled Zev, LLC v. City and County of Denver, 1443 Corporation Inc. et al., Case Number 7-SC-711, presently pending before the Colorado Supreme Court.  Except as set forth in the preceding sentence, there are no actions, suits, or proceedings pending, or to the knowledge of its officers, threatened against the Seller, or any of its properties or any assets of its business, in law or in equity, which might result in any judgment, order, injunction or decree having a material or adverse affect upon its business operations, properties, assets or financial condition, at this location.

G.                                            The only Officers and Directors of Seller at the time of this transaction are:

Lance Migliaccio	President

Ted R. (“Rusty”) Bullard	Vice President

Lance Migliaccio	Treasurer

Lance Migliaccio	Director

Ted R. (“Rusty”) Bullard	Director

H.                                            All physical systems serving the building will be checked and will be in good working order at the time of Closing.  This includes electrical, plumbing, heating, ventilation, and air conditioning systems.

I.                                              Seller acknowledges that Buyer is owned by companies  subject to the reporting requirements of the Securities Exchange Act of 1934.  Accordingly, nothing in this Agreement shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations imposed by law.  The parties agree that other than those disclosures imposed by various governmental agencies they shall keep the terms and conditions of this agreement confidential.

J.                             The premises are currently in compliance with any and all requirements of applicable governmental authorities, including, but not limited to, health department approval, fire department approval, and building department approval.

7.                             POSSESSION.

                                Provided that the lease for the Premises has been assigned to Buyer as provided in paragraph 5(d.) above, the Buyer will be entitled to possession of the assets by virtue of ownership of the assets acquired by the operation of this Agreement upon Closing.

8.                             EMPLOYMENT AGREEMENTS.

                                In conjunction with this Agreement, Buyer may enter into employment/consulting Agreements with any of the principals and employees of Seller, provied that any such employment/consulting agreements may only be effective subsequent to the Closing contemplated herein and subject to the Confidentiality provision in Section 13 below.

9.                             TIME AND PLACE OF CLOSING.

                                The Closing shall take place within three (3) days after the issuance of temporary permits to the Buyer relating to the sale of alcoholic beverages and operation of an adult cabaret at the Premises or such other date as Buyer and Seller may mutually agree upon, provided the other conditions precedent required by this Agreement have been fulfilled.  The hour of Closing will be that reasonably designated by Buyer.  The place of Closing will be at that reasonably designated by Buyer, in the City and County of Denver.

10.                           PERFORMANCE OF CONTRACT AND REMEDIES.

                                Time is of the essence hereof, and if any payment or  other material condition hereof is not made or performed by either the Seller or the Buyer as herein provided, then there shall be the following remedies:

A.                                            IF SELLER IS IN DEFAULT:  Buyer may elect to treat this Agreement as terminated, in which case all payments and things of value received hereunder shall be returned to Buyer.

B.                                            IF BUYER IS IN DEFAULT:  Seller may elect to treat this contract as terminated, in which case all payments and things of value received hereunder shall be forfeited and retained on behalf of Seller as Seller’s sole remedy, and liquidated damages.  The parties agree this remedy shall be the sole remedy of Seller in any event relating to a Buyer default.

C.                                            In the event of any litigation arising out of this contract, the court may award to the prevailing party all reasonable costs and expenses, including reasonable attorneys’ fees.

11.                           ENVIRONMENTAL LAWS AND REGULATED SUBSTANCES.

                                With respect to Environmental Laws and Regulated Substances (as those terms are defined in Subparagraph A. below), Seller makes the following covenants, representations and warranties to Buyer:

                                A.            Definitions.  For purposes of this paragraph, the following terms are used with the meanings indicated:

                                                (i)            “Environmental Law” means any federal, state or local enactment relating to protection of public health or the environment, including (by way of illustration rather than by way of limitation) the Clean Water Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601, et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §135, et seq., as well as applicable state counterparts to such federal legislation and any regulations, guidelines, directives or other interpretations of any such enactment, all as amended from time to time.

                                                (ii)           “Regulated Substance” means any substance, the ownership, manufacture, storage, transport, generation, use, treatment, recycling, disposal or other disposition of which is prohibited or regulated (including, without limitation, being subjected to notice, reporting, record-keeping, storage or clean-up requirements) by any Environmental Law.

                                B.            No Regulated Substances.  Seller represents and warrants to Buyer for 1 year from the date of closing that:

                                                (i)            To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice) no Regulated Substance (other than de minimis amounts of cleaning supplies) is currently being generated, used, treated, stored or disposed of on or in the Premises except in a manner complying with Environmental Law;

                                                (ii)           Neither Seller nor, to the best of Seller’s knowledge (without investigation and acknowledging it has not received notice) any other person, has ever caused or permitted any Regulated Substance (other than de minimis amounts of cleaning supplies) to be generated, placed, held, located or disposed of on, under or in the Premises except in a manner complying with Environmental Law;

                                                (iii)          Neither Seller nor, to the best of Seller’s knowledge (without investigation and acknowledging it has not received notice) any other person, has ever used any portion of the Premises as a dump site, permanent or temporary storage site or transfer station for any Regulated Substance except in a manner complying with Environmental Law;

                                                (iv)          To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice) neither Seller nor any other person has received notice of, or is aware of, any actual or alleged violation of any

Environmental Law affecting the Premises or any activity conducted at the Premises that would violate any Environmental Law;

                                                (v)           To the best of Seller’s knowledge (without investigation and acknowledging it has not received notice) no action or proceeding is pending before or appealable from any court, quasi-judicial body or administrative agency relating to the enforcement of any Environmental Law affecting the Premises or any activity conducted at the Premises.

                                C.            Future Information.  Seller agrees that if, after the date of this Agreement, Seller (directly or through any of its present or former employees or affiliates) receives any new or additional information or data of whatever type as to the existence or presence of any Regulated Substance on, under or in the Premises, Seller shall provide such  information to Purchaser within ten (10) days after Seller receives such information or data.

12.                           DESTRUCTION OR DAMAGE PRIOR TO CLOSING AND RISK OF LOSS.  If before Closing any of the assets being acquired hereunder or the premises out of which the Seller presently operates have suffered material loss or damage on account of fire, flood, accident, or any other cause or event, to an extent which substantially affects the value of the assets considered as a whole, Buyer shall either; i) have the right to consummate this Agreement.  In which event, Seller will pay or assign to Buyer any and all insurance proceeds which

Seller is entitled to due to said loss or damage; or ii) Buyer shall have the right to terminate this Agreement by giving Seller written notice on or before the Closing Date, in which event this Agreement shall be null and void and all parties shall be released from any liability under this Agreement and Buyer’s Earnest Money Deposit shall be returned to Buyer in full.

13.                           CONFIDENTIALITY.

                The parties agree to keep the terms, conditions and existence of this transaction confidential until subsequent to the Closing, unless otherwise agreed in writing by both Buyer and Seller.

14.                           ITEMS TO BE DELIVERED AT CLOSING BY SELLER.

                At Closing, the parties shall deliver the following:

A.                                            A “Bill of Sale” and any and all other documents of transfer or conveyance covering all assets described herein, free and clear of all claims, charges, liabilities, leases, liens and encumbrances, subject to the disclosures and exceptions made hereinabove, containing a warranty of title, with Seller’s covenant to fully defend the same with said assets being transferred in their “AS IS” but good working condition.

B.                                            Copies of all financing statements at the time on file, having been filed by any secured party against the Seller which would affect the title to any assets being acquired hereunder.

C.                                            Any and all keys, combinations or other items necessary for proper access to the premises.

D.                                            Any and all other documents as set forth in this Agreement to be delivered by Seller.

E.                                             A “Closing Certificate” to the effect that any and all representations and warranties made in connection with the execution of this Agreement are true as of the date of Closing, that all conditions precedent have been fulfilled or waived, and further, that no material needs to be added to make the same not misleading as of the date of Closing.

15.                           OPERATION OF BUSINESS BY SELLER.

                                The business will be conducted by Seller up to the date of Closing according to, and conforming with, all laws, rules, and regulations of the applicable City, County, State and Federal Governments.  The business will also be operated in a manner that will not violate the terms of any lease or contract connected with the business, and which will not result in any increase in the compensation payable to any employee of the business.

                Any and all costs of operating the business up to the time of closing are the responsibility of Seller regardless of when any statement is presented for payment and any and all operational costs incurred after closing are the responsibility of Buyer.  In the event any claim is brought against Buyer based upon any occurrence, transaction, event or incident, occurring prior to the date of closing, Seller agrees to indemnify, defend and hold Buyer and its officers, officers, directors, employees, agents, attorneys, representatives and successors and assigns harmless from and against any and all demands, claims, causes of actions, expenses, liabilities, awards, judgments, interest, and losses whatsoever including without limitation all attorney’s fees, expert witness fees and costs whether incurred by Buyer or awarded to another party arising from or related to any event occurring prior to the date of closing.

                In the event any claim is brought against Seller based upon any occurrence, transaction, event or incident, occurring after the date of closing, Buyer agrees to indemnify, defend and hold Seller and its officers, officers, directors, employees, agents, attorneys, representatives and successors and assigns harmless from and against any and all demands, claims, causes of actions, expenses, liabilities, awards, judgments, interest, and losses whatsoever including without limitation all attorney’s fees, expert witness fees and costs whether incurred by Seller or awarded to another party arising from or related to any event occurring after the date of closing.

16.                           ADDITIONAL DOCUMENTS AFTER CLOSING.

                                The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the sale and purchase herein provided for, and both the Buyer and the Seller as an inducing condition, represent that they have the authority to enter into this Agreement and to make the foregoing commitments for themselves.  In addition, Seller agrees that it will from time to time at the request and expense of the Buyer, execute and deliver or cause to be executed and delivered, all such further bills of sale, assignments, instruments of transfer and agreements that may reasonably be required by the Buyer in order to vest title or proof of the sale in the Buyer to any and all of the properties or assets hereby conveyed or intended hereby to be conveyed or for aiding the assisting in the performance or collection by Buyer of any such assets or properties.

17.                           PAYMENT OF EXPENSES.

A.                                            The Buyer and the Seller are each individually responsible for their own attorneys’ fees incurred in connection with the preparation of this Agreement and all of the documents needed to consummate the transactions described herein.

B.                                            No brokers have been utilized by the parties concerning this transaction and no compensation is due to any broker.  If any claims for brokerage commissions or finders fees or like payment arise out of or in connection with the transaction provided herein, and in the event any claim is made, all such claims shall be defended or paid by the party whose actions or alleged commitments form the basis of such claim, at such party’s option.  Each party whose actions or alleged commitment form the basis of a claim shall indemnify and hold harmless the other party from and against any and all claims, demands and expenses, including but not limited to reasonable attorneys’ fees, with respect to any brokerage fees or commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transaction contemplated hereby.

C.                                            All other items, including all utility charges, personal property taxes, and all other charges with respect to the assets being acquired hereby, shall be prorated to and including Closing, and paid before or at Closing by the respective parties.

18.                           LIABILITIES NOT ASSUMED.

                                Buyer agrees to assume only those liabilities listed in this Agreement.  It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of the Seller, except as otherwise set forth herein.

19.                           MISCELLANEOUS.

                                The following miscellaneous provisions shall govern the interpretation and consummation of the transactions described herein:

A.                                            This Agreement shall be interpreted and construed in court in accordance with the laws of the State of Colorado.

B.                                            Should any clause or provision of this Agreement be declared invalid, void, voidable or unenforceable for any reason in whole or in part, any such invalid, void, voidable or unenforceable clause or provision shall not affect the whole of this Agreement, and the balance of the provisions hereof shall remain in full force and effect to the same extent and in the same manner as if such invalid, void, voidable or unenforceable clause or provision had been omitted from the terms and conditions hereof.  Furthermore, in lieu of such invalid, void, voidable or unenforceable clause or provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the invalid, void, voidable or unenforceable provision as may be possible, which shall to the greatest extent possible effect the original intent of the parties (a “Substantially Similar Provision”).  Each of the parties hereto covenants and agrees with each other that it would have executed this Agreement in accordance with its provisions had such invalid, void, or voidable clause or provision been omitted herefrom and replaced with a Substantially Similar Provision.

C.                                            Any notice, demand or communication under or in connection with this Agreement which either party desires or is required to give to the other,

shall be deemed delivered when deposited in the United States mail, postage prepaid, or when personally served upon the other party as follows:

If to the Seller:	1443 Corp, Inc., a Colorado corporation:
1443 Corp. Inc.

With a copy to:	Lance Migliaccio
c/o Steven E. Abelman
410 17th Street, Suite 2200
Denver, CO 80202

If to the Buyer:	Troy Lowrie
STOUT RESTAURANT CONCEPTS INC
390 Union St., Suite 540
Lakewood, CO 80228

With a copy to:	Daniel W. Carr, Esq.
DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
455 Sherman Street, Suite 300
Denver, CO 80203

20.                           SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.  All of the representations, warranties, covenants and agreements made in this Agreement or contained in the certificate or documents furnished in connection herewith, shall survive the Closing date, and shall be applicable and effective, notwithstanding any investigation to or after the Closing date by the Buyer or the Seller, or their respective agents or representatives.

21.                           BINDING EFFECT AND CONDITION SUBSEQUENT.

                This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

22.                           ENTIRE AGREEMENT.

                                This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.  All previous negotiations, and documents relating hereto are deemed by the parties to be merged in this final writing.

23.                           TITLES.

                                The titles of the paragraphs of this Agreement are for convenience of reference only, and are not to be considered in any fashion in construing or interpreting this Agreement.

24.                           ASSIGNMENT.

                                The rights and obligations of the Buyer pursuant to the terms of this Agreement shall be freely assignable to a wholly owned subsidiary or entity of VCG Holding Corp., a Colorado corporation, without any further consent of Seller, but any other assignment by Buyer shall require the prior written consent of the Seller.

                                DATED at Denver, Colorado this 5th day of December, 2007.

SELLER:

1443 CORP, INC.
A Colorado Corporation

By:	/s/ Lance Migliaccio
,
President
Date: December 5th, 2007

BUYER:

STOUT RESTAURANT CONCEPTS, INC
A Colorado Corporation

/s/ Troy Lowrie
President
Date: December 5th,2007

STATE OF COLORADO	)
) ss.
CITY & COUNTY OF DENVER	)

                Subscribed and sworn to before me this 5th day of December, 2007, by Lance Migliaccio, President of 1443 Corp, Inc., a Colorado Corporation, Seller.

WITNESS my hand and official seal.

[S E A L]

(Notary Stamp: Rebecca J. Spencer, Notary Public, State of Colorado)

/s/ Rebecca J. Spencer-Keith
Notary Public

My Commission Expires:	January 2, 2010

STATE OF COLORADO	)
) ss.
CITY & COUNTY OF DENVER	)

                Subscribed and sworn to before me this 5th day of December, 2007, by Troy Lowrie, President of Stout Restaurant Concepts, LLC, a Colorado Corporation, Buyer.

WITNESS my hand and official seal.

[S E A L]

(Notary Stamp: Rebecca J. Spencer, Notary Public, State of Colorado)

/s/ Rebecca J. Spencer-Keith
Notary Public

My Commission Expires:	January 2, 2010

“EXHIBIT A”

LIST OF ASSETS TO BE PURCHASED

1443 Corp
Asset List

Description	Value

Plasma TV	800
Micros DVD	3500
Wireless 2 way radios	500
Stackable Chairs	100
Table Tops	500
Wine Cooling Unit	300
VIP Room Sculpture	800
Stage Chairs	600
Video Camera (2)	800
Sound Mixer	250
VIP Room Furniture	300
Fogger	100
Budda Head and Stool	150
Telephone System	1000
Tables and Chairs	500
Kitchen Equipment	5000
POS System (Hardware)	2000
POS System (Software)	5000
Security System (Hardware)	2000
Security System (Cameras)	1200
VIP Card Printer	600
ATM Machine (2)	5000
Salad Bar	200
Web Hosting Computer	500
Server Computer	1000
Computers (3)	1500
HD LCD 23” TV	300
Dell 5100CN Printer	200
Mesh Office Chairs (5)	500
Ice Machine	500
Office Art	100
Wireless Credit Card Terminal	250
Office Soffa and Chairs	1000
Office Table	200
Wireless Remotes for Security System	500
Wireless Headsets	500
Wireless Credit Card Terminals (4)	1200
Lighting Equipment	5000
VIP Room Furniture	2500
Hindu Statues for Bars	250
Sound Equipment	5000
Tanning Bed	2000
Manual Cash Registers (7)	700
Bar TV’s (2)	600
Plasma TV	300
Lap Dance Room Furniture	1000
All In One Machine (Office)	200
Ail In One Machine (Front)	100
Club Event Decorations	4000
Front Area Side Table	300
Storage Racks (Basement)	500
Lighting Lighting\Laser	11000

Total	72900